MATRIX BANCORP, INC.
                            EXECUTIVE INCENTIVE PLAN

The Matrix Bancorp, Inc. Executive Incentive Plan (the "Plan") is intended to reinforce certain objectives which are important to the continued success of Matrix Bancorp, Inc. and its subsidiaries (on a consolidated basis, the "Corporation"). These objectives would include, but not be limited to:

|X|Attracting, developing, retaining and rewarding well-qualified executive staff.

|X|Providing opportunities to earn financial rewards based on improved performance of the Corporation and individual contributions to that performance.

|X|Ensuring that total compensation opportunities are competitive and variable based upon actual performance compared to predetermined goals.

Plan awards are designed to motivate and reward Participants for achieving and exceeding specified corporate, individual and/or unit objectives, as appropriate.

PARTICIPATION

Eligibility will be limited to certain executives employed specifically within the Corporation as well as certain executives within the subsidiaries of the Corporation. These executives shall possess broad responsibility and decision-making authority, and have a major impact on the results of their own functional areas and on the overall performance of the Corporation. No employee shall have a right to be selected as a Participant for any year, nor having been selected as a Participant in the Plan for one year, to be a Participant in any other year. Participation in the Plan does not constitute a guarantee of employment for the entire Plan year, or for any specified time period. Executives selected for participation in the Plan shall be defined as a Participant.

EFFECTIVE DATES

The Plan shall be effective from January 1 through December 31. The Corporation reserves the right, however, to adjust, amend or suspend the Plan at its sole discretion during the Plan year, with the approval of the Compensation Committee of the Board of Directors of the Corporation.

ANNUAL COMPENSATION COMPONENTS

The total annual earning opportunity for Participants under the terms of the Plan includes two compensation components:

|X|   Base Salary
|X|   Incentive Compensation

The Compensation Committee may consider and pay, outside of this Plan, stock options and other forms of non-cash compensation from time to time to Participants.

Base Salary

Base salary represents the "fixed" portion of the total compensation opportunity available to Participants. It is earned for performing duties which contribute to the long-term success of the Corporation, both within and beyond specified department or business unit assignments. Some of the duties for which performance is measured and base salary is earned include:

|X|  Consistently achieving and exceeding objectives.
|X| The degree to which annual goals have been achieved and the relative significance of these achievements to overall results of the Corporation.
|X|  Overall performance in areas of major position responsibilities.
|X|  Performance in unanticipated circumstances or opportunities.
|X|  Subordinate and self-development activities.
|X| Maximizing opportunities to enable the Corporation to achieve the highest possible net profit.
|X| Exhibiting team supportive behavior, which contributes to the success of the entire organization.
|X| Ensuring that managerial and administrative responsibilities are executed accurately and timely.
|X|  The terms of any employment agreement of the Participant.

Additionally, more specific performance standards may be communicated to each Participant through his or her immediate management.

The primary determinants of base salary are: Marketplace Salary Analysis, Years of Service, and Performance Evaluation. Base salary adjustments, if any, will be recommended by the Board of Directors to the Compensation Committee for approval at the beginning of each calendar year. Base salary adjustments will be included in the February 15 paycheck and will be retroactive to January 1 in the year to which the new salary applies.

Incentive Compensation

Incentive compensation represents the "variable" or "at risk" portion of the total compensation opportunity for Plan Participants. It is considered variable because it will vary in amount from year to year in direct relation to a Participant's performance against the established incentive goals. Incentive compensation can be based upon the Corporation's overall performance, individual/unit performance, or a weighted combination. The Incentive Award is based on a percentage of base salary and can vary by position level. The incentive opportunity for each participating position will be based upon competitive practices in the industry for positions of comparable responsibility and decision-making authority. Factors such as title, current salary, scope of responsibility and impact on the Corporation's financial performance and strategic plan will be considered in establishing the incentive opportunity.

INCENTIVE AWARD DETERMINATION

Holding Company Objectives

One or more financial objectives for the Corporation shall be established at the beginning of each Plan year (the "Holding Company Objectives"). These objectives are generally quantitative and are established largely on the basis of the budget and business plan approved by the Board of Directors of the Corporation. Specific Holding Company Objectives shall be set forth for a Plan year in a Plan supplement to be adopted by the Board of Directors for that given year.

Individual/Unit Objectives

The determination of the individual/unit segment of the Incentive Award is based upon performance objectives which are established at the beginning of each year by the Corporation for certain subsidiaries of the Corporation (the "Individual/Unit Objectives"). These objectives represent clearly defined and meaningful accomplishments desired within the framework of the responsibilities of the Participant and should be measurable and quantifiable. As with the Holding Company Objectives, the Individual/Unit Objectives shall be set forth for a Plan year in a Plan supplement to be adopted by the Board of Directors for that given year.

Position Ranking

The intent of this Plan is to provide Incentive Awards that vary by job level. As such, a higher incentive potential may be given to the highest ranking executives, since it is assumed they have the most responsibility for ensuring that the Corporation achieves its annual objectives. The following ranks or tiers have been created for the various Participants in this Plan:

Tier I      - Holding Company Principal Officers
Tier II     - Subsidiary Presidents A

        These individuals are viewed as having a significant amount of control and influence over the financial results of their respective subsidiary
Tier III -Subsidiary Presidents B
        These individuals are viewed as having less control and influence over the financial results of their respective subsidiary, as compared to Subsidiary Presidents A.

Incentive Opportunity

In addition to establishing criteria for awarding incentives, the Plan shall establish both targeted levels of incentives and maximum levels of incentives. The targeted and maximum levels of Incentive Awards shall be expressed as a percentage of the Participant's base salary. The Plan contemplates that if the Holding Company and Individual/Unit Objectives are met, a Participant would be awarded the targeted level of incentive opportunity. Performance above or below the established objectives may result in incentive opportunities greater than or less than the targeted level.

Performance Weighting

Incentive Award determinations for Participants in the Plan shall be distinguished between those Participants employed specifically within the Holding Company and those Participants employed within the subsidiaries of the Holding Company. Holding Company Participants shall be rewarded solely upon the Holding Company Objectives, while Participants who are executives within the subsidiaries shall be rewarded based upon a mix of Holding Company and Individual/Unit Objectives. The greater the control and influence a

Participant can exert over the financial results of a specific subsidiary, the larger a portion of the Incentive Award will be based on Individual/Unit Objectives.

Performance Schedules

Performance schedules for both the Holding Company and Individual/Unit components of the Plan shall be established to indicate potential awards payable at various levels of performance: the threshold level, below which no award is paid, the target objective, and a maximum level which defines the limit of maximum incentive payout under the Plan. Specific Holding Company and Individual/Unit performance schedules shall be set forth for a given Plan year in a Plan supplement to be adopted by the Compensation Committee for that given year. Performance results shall be calculated after the inclusion of all bonuses to be paid under this Plan.

Calculation of Incentive Award

The Incentive Award shall be calculated as follows:

Base Salary x Target Incentive % x (Sum of Weighted Corporate Factors + Sum of Weighted Individual/Unit Factors) = Incentive Award

Additional Discretionary Award

In certain cases, the Board of Directors may determine, in its sole discretion, to award an additional discretionary bonus to a Participant in recognition of a significant contribution to the success of the Corporation outside of the performance criteria set forth in the Plan supplement for a given year.

PAYMENT OF AWARDS

All Incentive Awards determined under this Plan will be payable in cash on February 15 following the end of the Plan Year.

To receive an Incentive Award payment, a Participant must be in active full-time service of the Corporation at the end of the Plan Year and at the time the actual award payments are made. The Compensation Committee, at its sole discretion, may approve payment of all or a portion of an Incentive Award to a Participant (or beneficiary) whose service was terminated by death, disability or retirement or who is/was on an approved leave of absence.

Cash Incentive Awards paid under this plan will be subject to the IRS specified withholding rates for annual bonus payments.

TERMINATION OR AMENDMENT

The Plan, in whole or in part, may at any time or from time to time be amended, suspended, or reinstated and may at any time be terminated by action of the Compensation Committee. Additionally, the Compensation

Committee of the Board of Directors shall recommend adjustments as deemed advisable in order to give consideration to changes in accounting rules, principles, or methods; changes in portfolio such as mergers and acquisitions; or other extraordinary events (for example, one time sale of servicing rights), and may adjust financial performance measures in recognition of such occurrences. No Participant has a vested right to an Incentive Award under the Plan until paid. In addition, this Plan shall not establish any employment agreement nor any right for a Participant to continued employment with the Corporation.

MISCELLANEOUS PROVISIONS

Neither the adoption of the Plan nor its operation shall in any way affect the right and power of the Corporation to dismiss any Participant, or otherwise terminate the employment or take other action including, but not limited to, removing the Participant from the incentive-eligible position, at any time, for any reason, with or without cause.

It remains the Compensation Committee's prerogative, in its sole discretion, to refrain from paying incentive payments to Participants who may attain the payout criteria in this Plan, but have otherwise failed to perform satisfactorily or to manage in a correct and efficient manner in accordance with the known or published policies and procedures of the Corporation.

No Participant will have the right to assign, encumber, hypothecate or pledge his or her interest in any award under the Plan, voluntarily or involuntarily, and any attempt to so dispose of any such interest will be void.

This document is a complete statement of the Plan and as of the date below, supersedes all prior plans, representations and proposals, written or oral, relating to its subject matter. The Corporation will not be bound by or liable to any Participant for any representation, promise, or inducement made by any persons which is not embodied in this document.

The Compensation Committee has the power and authority to amend, construe, interpret, and administer the Plan. Any decision arising out of or in connection with the construction, interpretation, or administration of the Plan will lie within the Compensation Committee's absolute discretion and will be binding on all parties.

All questions arising with respect to the provisions of this Plan shall be determined by application of the laws of the State of Colorado except to the extent Colorado law is preempted by federal law.

IN WITNESS WHEREOF, Matrix Bancorp, Inc. acting by and through its duly authorized officer, has executed his Plan this 7th day of March, 2001.

                                                Matrix Bancorp, Inc.


                                                /s/ Guy A. Gibson